UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Sunstone Hotel Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Notice of 2009 Annual Meeting

Hilton Times Square Hotel

May 6, 2009 at 1:00 p.m. local time

It is a pleasure to invite you to the 2009 annual meeting of stockholders of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held at the Hilton Times Square Hotel, 234 West 42nd Street, New York, New York on Wednesday, May 6, 2009 at 1:00 p.m. local time, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting and until their successors are elected and qualified;

2.	To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share, at the close of business on March 13, 2009 are entitled to notice of and to vote at the 2009 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the Internet, by submitting your vote by telephone or over the Internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our board’s recommendations.

By Order of the Board of Directors

Christopher M. Lal

Senior Vice President,

General Counsel and Secretary

March 24, 2009

Proxy Statement

Security Ownership by Directors, Executive Officers and Five Percent Stockholders	45
Section 16(a) Beneficial Ownership Reporting Compliance	48
Compensation Committee Interlocks and Insider Participation	48
Stockholder Proposals for the 2010 Annual Meeting	48
Other Matters to Come Before the 2009 Annual Meeting	48
Other Information	49

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2009

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Proxy Statement

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share, or Series C preferred stock, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2009 annual meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation, to be held on Wednesday, May 6, 2009, at 1:00 p.m. local time. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc. This proxy statement, the enclosed proxy card and our Annual Report to stockholders for the year ended December 31, 2008, or our Annual Report, are being mailed to stockholders entitled to vote beginning on or about March 24, 2009.

Information About the Meeting and Voting

What am I voting on?

The Board of Directors is soliciting your vote:

1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualified; and

2. To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock and Series C preferred stock as of the close of business on March 13, 2009, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock or Series C preferred stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 54,501,130 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding and entitled to vote. The holders of common stock and Series C preferred stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote. Each share of Series C preferred stock has one vote for each share of common stock into which it is convertible. As of the record date, each share of Series C preferred stock was convertible into 1.096 shares of common stock and thus has 1.096 votes.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director; and FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. The seven directors are elected by a plurality of votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal), withholding or otherwise) have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock and Series C preferred stock (calculated on an “as converted to common stock” basis) entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the annual meeting.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. Each of Proposals 1 and 2 are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposals 1 and 2 even if no voting instructions are provided by the owner.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

*	Notify Sunstone’s Secretary (Christopher M. Lal, c/o Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212) in writing or by facsimile (at 949-369-4210) before the annual meeting that you are revoking your proxy;

*	Submit another proxy with a later date;

*	If you own shares through a bank or broker that provides for voting by telephone or over the Internet, submit your voting instructions again by telephone or the Internet; or

*	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the Internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2010 annual meeting proxy statement after the 2009 annual meeting, but must be received no later than November 24, 2009. Proposals should be sent via registered, certified, or express mail to: Christopher M. Lal, General Counsel and Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. See also “Stockholder Proposals for the 2010 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

*	Stockholders of record as of the close of business on March 13, 2009 or their duly authorized proxies;

*	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 13, 2009;

*	Representatives of the press or other news media with proper credentials;

*	Financial analysts with proper credentials; and

*	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

You may obtain directions to the Hilton Times Square Hotel in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949-369-4204.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

Proposal 1:

Election of Directors

Board of Directors

The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board of Directors currently consists of seven directors.

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the Internet, follow the instructions provided when you access the telephone or Internet proxy facilities. Directors will be elected by a plurality of the votes cast. Any votes that are withheld and any shares not voted, whether by abstention, broker non-vote or otherwise, will have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of March 15, 2009. Each of the nominees is currently a director of the Company.

Nominees for Election as Directors

Robert A. Alter	Age: 58	Executive Chairman

Mr. Alter served as our Chief Executive Officer, or CEO, from our formation on October 26, 2004 through March 19, 2007, when he became our Executive Chairman. On March 4, 2008, the Board of Directors appointed Mr. Alter our interim CEO, effective March 21, 2008, and Mr. Alter’s position as interim CEO concluded on January 22, 2009. Mr. Alter continues to serve as our Executive Chairman. Prior to our formation, Mr. Alter served from November 1999 through our initial public offering in 2004 as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter participated in a management-led buyout to take that company private. He has been an owner of hotels since 1976, is a past president of the Holiday Inn Franchise Association and a past member of the Marriott Franchise board and is a member of YPO/WPO, a member of the Real Estate Roundtable and Chairman of the Governmental Affairs Committee of the American Hotel & Lodging Association. Mr. Alter also serves as a director of the Capistrano Valley Symphony. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Z. Jamie Behar	Age: 51	Director

Ms. Behar has served as a director since our formation on October 26, 2004. Since October 2005, Ms. Behar has been Managing Director, Real Estate & Alternative Investments, for Promark Investment Advisors, Inc.

(Promark, formerly known as General Motors Investment Management Corporation). From 1986 through October 2005, Ms. Behar was a Portfolio Manager with Promark. She manages Promark’s clients’ real estate investment portfolios, including both private market and publicly traded security investments, as well as their alternative investment portfolios, totaling approximately $11 billion. She is a member of Promark’s Management Committee and Investment Committee, and is Vice Chairman of the Promark Real Estate & Alternative Investment Approval Committee. Ms. Behar is a member of the Board of Directors of Desarrolladora Homex, S.A. de C.V., a publicly listed home development company located in Mexico (and for which she also serves on the audit committee), and serves on the advisory boards of several domestic and international private real estate investment entities. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania, an M.B.A. degree from the Columbia University Graduate School of Business, and the CFA charter.

Arthur L. Buser, Jr.	Age: 47	Director

Mr. Buser has served as our President and CEO and as a director since January 22, 2009. Mr. Buser joined the Company as President on July 21, 2008. For the 11 years prior to joining Sunstone, Mr. Buser served in a variety of roles at Jones Lang LaSalle Hotels Americas, or JLLH Americas, where he was most recently the Head of Global Hotel Capital Markets and in such capacity was responsible for oversight of hotel equity and debt transactions. Mr. Buser also previously served as a member of JLLH Americas’ Board of Directors and as President of Hotel Capital Markets. Mr. Buser holds a B.S. degree in Hotel Administration from the Cornell School of Hotel Administration, as well as an M.B.A. from The UCLA Anderson School of Management.

Thomas A. Lewis, Jr.	Age: 56	Director

Mr. Lewis has served as a director since May 2, 2006. Mr. Lewis is Chief Executive Officer of Realty Income Corporation, a NYSE-listed real estate investment trust. Mr. Lewis is also Vice Chairman of the Board of Directors of Realty Income Corporation and has been a member of its Board of Directors since September 1993. He also serves as a director of Crest Net Lease, Inc., a subsidiary of Realty Income Corporation. He joined Realty Income Corporation in 1987 and served in a variety of executive positions, including Vice President, Capital Markets until 1997, when he was named Chief Executive Officer. In 2000 and 2001 he also held the position of President. Prior to joining Realty Income Corporation, he was an executive with Johnstown Capital, a real estate investment company (1982 to 1987), an investment specialist with Sutro & Co., Inc. (1979-1982), and in marketing with Procter & Gamble (1974 to 1979).

Keith M. Locker	Age: 48	Director

Mr. Locker has served as a director since May 2, 2006. Since September 2003, Mr. Locker has been President of Inlet Capital LLC, an investment and asset management firm focused on the commercial real estate industry. In addition, since February 2003, Mr. Locker has been President of Global Capital Resources LLC and GCR Advisors Inc., which fund various types of mortgages. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. from September 2000 to February 2003. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director at Bear, Stearns & Co. Inc., responsible for Real Estate Investment Banking. Mr. Locker earned a B.S./B.A. from Boston University School of Management in 1983 and an M.B.A. from the Wharton School in 1988. Mr. Locker is a Director of IVP Securities, LLC and Trustee of the National Jewish Center. He is also a member of NAREIT, Urban Land Institute, Commercial Mortgage Securities Association, International Council of Shopping Centers, The Wharton School Zell-Lurie Real Estate Center, Fisher Center for Real Estate and Urban Economics and numerous philanthropic and community organizations.

Keith P. Russell	Age: 63	Director

Mr. Russell has served as a director since our formation on October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September

1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the Board of Directors of Nationwide Health Properties, Inc. (for which he also serves as chair of the audit committee and a member of the nominating and governance committee). Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

Lewis N. Wolff	Age: 73	Co-Chairman

Mr. Wolff has served as our Chairman since our formation on October 26, 2004, and since March 19, 2007, he has served as our Co-Chairman. Mr. Wolff has been Chairman of Wolff Urban Management, Inc. since 1980 and is also its Chief Executive Officer. Wolff Urban Management, Inc. is a real estate acquisition, investment, development and management firm. Mr. Wolff is also a co-founder of Maritz, Wolff & Co., a privately held hotel investment group that owns top-tier luxury hotels. In 2007, Mr. Wolff was also named Chairman and Chief Executive Officer of Wolff Urban Development, LLC, a private real estate and select business investment opportunity organization that invests in and develops commercial urban real estate, professional sports activities, luxury hotel and resort properties, hotel management companies and hospitality related assets. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. In addition, Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005. Mr. Wolff also serves on the board of Bobrick Washroom Equipment, Inc., as well as First Century Bank, where he is a member of the compensation committee. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

The Board of Directors recommends a vote FOR each of the nominees.

Proposal 2:

Ratification of the Audit Committee’s Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2009. Ernst & Young LLP audited the financial statements for us for the years ended December 31, 2008, 2007 and 2006 and for the period October 26, 2004 through December 31, 2005 and for our predecessor for the period January 1, 2004 through October 25, 2004 and for the year ended December 31, 2003. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote or otherwise, have no impact on the vote.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Sunstone. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2008 and 2007 were as follows:

Type of Fees	2008	2007
Audit Fees	$857,357	$880,445
Audit-related Fees	24,000	119,431
Tax Fees	75,207	1,500
Other Fees	22,945	—

Total Fees	$979,509	$1,001,376

In the above table, in accordance with the definitions of the Securities and Exchange Commission, or the SEC, “audit fees” are fees paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our annual report on Form 10-K and review of the unaudited financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2008, audit fees consisted primarily of $802,357 for both the full-year audit and the audit of our internal control over financial reporting and $55,000 for services related to statutory and regulatory filings. In 2007, audit fees consisted primarily of $800,000 for both the full-year audit and the audit of our internal control over financial reporting and $80,445 for services related to public offerings.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2008, audit-related fees consisted of an audit of one hotel. In 2007, audit-related fees consisted of an audit for each of four hotels.

“Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

Pre-approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non-audit services to be performed by Ernst & Young LLP that do not exceed $75,000 for any one project, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2008 were approved by the Audit Committee pursuant to its pre-approval policy.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Corporate Governance

In light of applicable legal requirements, such as the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of our directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which provides that directors, officers (including our CEO and all senior financial officers) and employees owe a duty to us to advance our business interests when the opportunity to do so arises. Among other things, our directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

Independence of Directors and Committees

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considered the transactions and relationships during the prior three years between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Transactions” below. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Lewis, Locker, Russell and Wolff and Ms. Behar are independent of Sunstone and its management under the independence standards of the NYSE.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders. Although our Board of Directors recognizes that conflicts may occasionally prevent a director from attending a Board of Directors or stockholder meeting, the Board of Directors expects each director to make every possible effort to keep such absences to a minimum. The Board of Directors held ten meetings and acted by written consent on four occasions in 2008. During that period, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served. In addition, all of our directors, except Ms. Behar, attended our annual meeting of stockholders in 2008.

Stockholder Communication with the Board and Non-Employee Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attn: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non-employee directors may contact Mr. Wolff, our Co-Chairman, at the mailing address of the Company’s executive offices at 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. All communications will be received and processed by the Secretary and then directed to the appropriate non-employee director(s).

Committees of the Board of Directors

Committees

Our Board of Directors has established a number of committees, including the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which is briefly described below. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

Compensation Committee

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, as in effect from time to time.

The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE and are “non-employee” directors within the meaning of Section 162(m) of the Code and the applicable rules of the SEC.

The current members of our Compensation Committee are Keith P. Russell and Lewis N. Wolff. Mr. Wolff is the chair. The Compensation Committee held three meetings and acted by written consent on three occasions during 2008. The Company expects that after the annual meeting, the Compensation Committee members will remain the same.

Audit Committee

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

*	the integrity of our financial statements;

*	our compliance with legal and regulatory requirements;

*	the independent auditors’ qualifications and independence;

*	the performance of the independent auditors and our internal audit function; and

*	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

The current members of our Audit Committee are Thomas A. Lewis, Keith M. Locker and Keith P. Russell. Mr. Locker is the chair. The Audit Committee held five meetings during 2008. We expect that after the annual meeting, the Audit Committee members will remain the same.

Audit Committee Financial Expert

The Board of Directors has determined that each of Keith M. Locker and Keith P. Russell are qualified as audit committee financial experts within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Nominating and Corporate Governance Committee

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select, or to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board of Directors for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

*	maintain the highest personal and professional ethics, integrity and values;

*	represent the long-term interests of stockholders;

*	exercise independence of thought, objective perspective and mature judgment;

*	constructively challenge ideas and assumptions;

*	understand our business operations and objectives and provide thoughtful and creative strategic guidance;

*	contribute to the ongoing development and effective functioning of the Board of Directors;

*	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

*	demonstrate sincere commitment to our long-term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee also reviews the results of the self-evaluations provided by the directors with respect both to the Board of Directors and the individual directors and considers these results in light of the criteria for individual directors and objectives of the Board of Directors. Based on this process, the Nominating and Corporate Governance Committee is able to recommend, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re-nomination, and whether the Board of Directors should be enlarged to include additional directors.

If the Board of Directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. (See “Stockholder Proposals for the 2010 Annual Meeting.”) In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

The current members of our Nominating and Corporate Governance Committee are Z. Jamie Behar, Keith M. Locker and Lewis N. Wolff. Mr. Wolff is the chair. The Nominating and Corporate Governance Committee held two meetings during 2008. We expect that after the annual meeting, the Nominating and Corporate Governance Committee members will remain the same.

Committee Membership

The table below summarizes current membership information for each of the Board of Directors committees:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Ms. Behar			X

Mr. Buser

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell	X	X

Mr. Wolff	X*		X*

*	Chair

The table below summarizes expected membership information for each of the Board of Directors committees assuming that the nominees listed in Proposal 1 are elected as directors at the annual meeting:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Ms. Behar			X

Mr. Buser

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell	X	X

Mr. Wolff	X*		X*

*	Chair

Meetings of Non-Employee Directors

Ms. Behar and Messrs. Lewis, Locker, Russell and Wolff are currently our non-employee directors. The non-employee directors held four meetings in 2008. Following the annual meeting, we expect that our non-employee directors will be Ms. Behar and Messrs. Lewis, Locker, Russell and Wolff, and that Mr. Wolff will be selected to preside over executive sessions of the non-employee directors.

Chief Executive Officer Search Committee

The Board of Directors formed and delegated to a Chief Executive Officer Search Committee on March 12, 2008, the specific responsibility of conducting a search process to identify potential successors to Steven R. Goldman as the Company’s President and CEO. The Chief Executive Officer Search Committee was composed of Messrs. Alter, Lewis and Locker. On June 19, 2008, the Chief Executive Officer Search Committee concluded its work and selected Mr. Buser as the Company’s President, effective July 21, 2008. On January 13, 2009, our Board of Directors appointed Mr. Buser CEO and a member of the Board of Directors, effective January 22, 2009.

Report of the Audit Committee of the Board of Directors

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The purpose of the Audit Committee of Sunstone Hotel Investors, Inc., or Sunstone, is to assist the Board of Directors in its oversight of (i) the integrity of Sunstone’s financial statements, (ii) Sunstone’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the independent auditors; to retain Sunstone’s independent auditors and to prepare this report. As set forth in the Audit Committee charter, a copy of which may be found in the Investor Relations section of Sunstone’s website at www.sunstonehotels.com, management of Sunstone is responsible for the preparation, presentation and integrity of Sunstone’s financial statements and Sunstone’s accounting and for ensuring that financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sunstone’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

In performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

The members of the Audit Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Keith M. Locker, Chair

Thomas A. Lewis

Keith P. Russell

February 4, 2009

Compensation of Directors

During 2008, each of our independent directors was entitled to receive an annual stock grant of shares having a value equal to $60,000 for serving on our Board of Directors, and an attendance fee paid in cash of $1,000 per meeting of our Board of Directors if the meeting was attended in person or $500 if the meeting was attended telephonically. Pursuant to an arrangement with Ms. Behar’s employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) are paid in cash to her employer.

In addition, during 2008, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was entitled to an attendance fee of $1,000 per committee meeting or $500 if the meeting was attended telephonically. The chair of our Audit Committee receives $10,000, the chair of our Compensation Committee receives $4,000 and the chair of our Nominating and Corporate Governance Committee receives $1,000, in each case in cash payable in quarterly installments.

Starting in 2009, each of our independent directors is entitled to receive an annual cash retainer of $30,000 (payable in quarterly installments), an annual stock grant of shares having a value equal to $60,000, and an attendance fee paid in cash of $1,500 per meeting of our Board of Directors if the meeting is attended in person or $500 if the meeting is attended telephonically.

In addition, starting in 2009, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entitled to an attendance fee of $1,500 per committee meeting or $500 if the meeting is attended telephonically. For 2009, the chair of our Audit Committee receives $15,000, the chair of our Compensation Committee receives $7,500 and the chair of our Nominating and Corporate Governance Committee receives $7,500, in each case in cash payable in quarterly installments.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms at our hotels and resorts when on personal travel. In certain circumstances, directors may also receive such complimentary hotel rooms at the Company’s hotels for one year following their retirement or resignation from the Board of Directors.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)(3)	Total ($)
Z. Jamie Behar	—	—		—	—
Thomas A. Lewis	10,500	63,965	(2)	3,823	78,288
Keith M. Locker	21,500	63,965	(2)	3,823	89,288
Keith P. Russell	12,500	63,965	(2)	3,823	80,288
Lewis N. Wolff	14,000	63,965	(2)	3,823	81,788

(1)	The amounts in this column represent compensation expense computed in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” or FAS 123(R), recognized by the Company on its fiscal year 2008 financial statements related to grants of restricted stock made to the director. For more information, please see footnote 13 to our audited financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 12, 2009.
(2)	Such director was granted 3,317 shares of restricted stock on May 8, 2008, with a market value on the date of grant of $65,478.
(3)	Represents dividends received on unvested restricted stock during the calendar year 2008.

Executive Officers

The following sets forth biographical information regarding our executive officers as of March 24, 2009, other than Messrs. Alter and Buser, whose biographical information is set forth above under “Proposal 1: Election of Directors.”

Kenneth E. Cruse, 40, is our Senior Vice President and Chief Financial Officer, or CFO. Mr. Cruse joined us in April 2005 as Senior Vice President – Asset Management, and was appointed Senior Vice President – Corporate Finance on September 1, 2006 and Senior Vice President and CFO on January 1, 2007. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance. Mr. Cruse holds a B.S. degree in Commercial Recreation and Tourism Management from Colorado State University and an M.B.A. degree from Georgetown University.

Christopher M. Lal, 36, is our Senior Vice President, General Counsel and Secretary. Mr. Lal joined us in April 2007 as Vice President, Legal and was appointed General Counsel in November 2007 and Senior Vice President in February 2008. Prior to joining Sunstone, Mr. Lal served as General Counsel and Assistant Secretary for RemedyTemp, Inc., a publicly traded human capital services company. From 1998 to 2005, Mr. Lal served as an associate and then counsel at O’Melveny & Myers LLP, where he specialized in securities, mergers and acquisitions and corporate governance. Mr. Lal holds a B.A. degree in Law and Society from the University of California, Santa Barbara, and a J.D. degree from the University of Southern California.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy and policies that apply to our executive officers, including our named executive officers listed in the Summary Compensation Table below, or the Named Executive Officers. It explains the structure and rationale associated with each material element of the compensation program for our executive officers, describes the actual compensation paid to our Named Executive Officers for 2008, and provides important context for the more detailed disclosure relating to our Named Executive Officers in the compensation tables following this Compensation Discussion and Analysis.

During 2008, we had several developments in the composition of our senior management team. In March 2008, Mr. Goldman resigned from his position as President and CEO of the Company, and Mr. Alter was appointed interim CEO. After the Chief Executive Officer Search Committee of the Board completed its work, Mr. Buser was appointed our President, effective July 21, 2008. After the completion of a transition period, Mr. Buser was appointed CEO, effective January 22, 2009. Mr. Alter remains our Executive Chairman.

This Compensation Discussion and Analysis contains statements regarding Company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

The Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

In order to achieve these compensation objectives, the Compensation Committee has established a compensation structure that primarily rewards our executives for performance relative to financial metrics and other financial indicators that we believe are related to maximizing stockholder value in our industry. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee generally believes to be competitive for companies in its industry, including in part as a result of the review of executive officer compensation levels at certain companies in a peer group, as identified below. These compensation objectives are also furthered by the compensation program providing that a significant amount of the executive officer’s total compensation will be variable and will be awarded by reference to these key financial metrics and other financial indicators.

To implement these compensation objectives, the executive compensation program for fiscal year 2008 generally consisted of a combination of:

*	annual base salary;

*	annual cash incentive bonus;

*	annual equity incentive awards with a three-year vesting period; and

*	other compensation programs.

Implementation of our Compensation Philosophy and Objectives

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in our proxy statement and assists management in regulatory compliance with respect to compensation matters. The members of the Compensation Committee in 2008 were Keith P. Russell and Lewis N. Wolff, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Code.

The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance, including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance, and the executive’s long-term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the CEO regarding the compensation of the executive officers other than the CEO. Although the Compensation Committee discusses the CEO’s compensation with him, the CEO does not provide recommendations for changes in his own compensation, and final deliberations and all votes regarding the recommendation of his compensation to the full Board of Directors are made in executive sessions, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

As described in more detail below, compensation for fiscal year 2008 for each of our executive officers was determined by the Compensation Committee based upon a review of the Company’s performance, the individual performance of each such executive officer, total compensation paid by the Company to each executive officer in prior years, and, in certain instances, taking into account certain peer group information provided in a compensation consultant’s report. The Compensation Committee’s analysis is discussed below in the context of each element and amount of compensation.

The annual cash incentive bonus and equity incentive awards for a fiscal year are typically paid in the first quarter of the subsequent fiscal year, when audited financial statements for such fiscal year become available for the Company. For example, in February 2009, we paid the 2008 cash incentive bonuses and issued long-term equity incentive awards to the Named Executive Officers with respect to the Company’s performance for fiscal year 2008.

Consultants

We generally do not make regular use of compensation consultants. However, in connection with compensation decisions made in 2008, our Compensation Committee referred to a report prepared by the Schonbraun McCann Group LLP, or Schonbraun, the compensation consultant we retained in 2006 in connection with our management restructuring. At that time, Schonbraun was asked to report to the Compensation Committee on market data on executive pay levels and incentive program designs, to recommend compensation levels for our executive officers and to recommend modifications to the Company’s existing annual and long-term incentive plan designs. In prior years, the Compensation Committee used Schonbraun’s report to assist it in developing specific elements and levels of compensation for our senior management members. Although the Compensation Committee continues to refer to the Schonbraun report, the Compensation Committee takes into account the age of the report and the changes in the economy and the industry since the time the report was issued.

Peer Group Information

In connection with its engagement in 2006, Schonbraun provided certain market data on executive pay levels for a group of peer companies and compared our 2006 executive compensation levels with this peer group information. The peer group companies were selected by Schonbraun based on their market size, geographic location, property type and asset quality. The peer group companies for purposes of Schonbraun’s 2006 review of executive compensation consisted of the following:

*	Ashford Hospitality Trust, Inc.

*	Choice Hotels International

*	DiamondRock Hospitality Company

*	Equity Inns, Inc.

*	Felcor Lodging Trust Incorporated

*	Gaylord Entertainment Company

*	Highland Hospitality Corporation

*	Hilton Hotels Corp.

*	Host Hotels & Resorts, Inc.

*	Innkeepers USA Trust

*	LaSalle Hotel Properties

*	MeriStar Hospitality Corporation

*	Starwood Hotel & Resorts Worldwide

*	Strategic Hotels & Resorts, Inc.

*	Winston Hotels, Inc.

Other than in connection with the Schonbraun engagement, as a general matter, our Compensation Committee has not engaged in benchmarking of compensation of our executive officers against other companies, but instead has relied on its own experience and judgment with respect to determining the competitiveness of Sunstone’s compensation arrangements. In addition, with respect to the peer group information provided by Schonbraun, the Compensation Committee did not “benchmark” or peg executive compensation to any particular level of peer group compensation, but rather used that information in a subjective manner in its evaluation of and in making decisions concerning executive compensation as more particularly described, where applicable, below.

Tax Considerations

We take into account tax implications in the design of our executive compensation program. For example, pursuant to Section 162(m) of the Code, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to their chief executive officer and each of the next three most highly compensated executive officers as of the end of any fiscal year (other than the chief financial officer) unless that compensation qualifies as “performance-based compensation” as defined in Section 162(m). The Compensation Committee believes that it is in the best interests of the Company and its stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating the Company’s Named Executive Officers. In 2008, our stockholders approved the Executive Incentive Plan, which provides us a vehicle for the payment of annual incentive compensation for the 2008 fiscal year and subsequent fiscal years that is generally intended to qualify as “performance-based” compensation under Section 162(m) and, accordingly, continues to be deductible by the Company. The Compensation Committee has reserved the right to pay executives compensation that is not deductible under Section 162(m).

Elements of Executive Compensation

We use a portfolio of pay components to accomplish our compensation philosophy and objectives discussed above. Our executive compensation program consists of the following components:

*	Annual Base Salary—fixed base pay that reflects each executive’s position and individual performance.

*	Annual Cash Incentive Bonuses—variable cash awards based on performance and responsibility level to compensate each executive officer for achieving our annual financial goals and implementing our long-term plans and strategies.

*	Annual Equity Incentive Awards—variable equity awards also granted based on such performance and responsibility levels and designed to foster retention and align the executive officer’s interests with the long-term interests of our stockholders.

*	Other Compensation—perquisites consistent with industry practices in comparable REITs, as well as broad-based employee benefits such as medical, dental, vision, life insurance and disability coverage.

Annual Base Salary

The annual base salary component of an executive officer’s compensation is intended to provide a reasonable standard of living and a base wage at levels believed by the Compensation Committee to be competitive. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre-determined formulas or otherwise (other than annual cost-of-living increases provided pursuant to certain of our executives’ employment agreements) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives. This strategy is consistent with the Company’s primary goal of offering compensation that is intended to incentivize an executive officer to seek to maximize stockholder returns and that is contingent on the achievement of performance objectives. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

*	an assessment of the scope of the executive officer’s responsibilities and leadership;

*	the executive officer’s expertise and experience within the industry;

*	the Company’s overall financial and business performance; and

*	the executive officer’s contributions to the Company.

This determination is not formulaic and is not based on specific Company or individual performance targets objectives, but rather is subjective and made in light of our compensation philosophy and objectives described above. The following is a discussion of the base salary determinations for each of our Named Executive Officers.

Robert A. Alter. From January 1, 2008 to July 20, 2008, Mr. Alter’s annual base salary in his capacity as our Executive Chairman was $275,000. After Mr. Alter’s appointment to interim CEO, effective March 21, 2008, his employment agreement was amended to increase his annual base salary to $475,000 effective July 21, 2008. Upon Mr. Buser’s appointment to CEO, effective January 22, 2009, Mr. Alter’s annual base salary was returned to $286,000, pursuant to the terms of his employment agreement, reflecting a cost-of-living increase of 4% to his original base salary of $275,000.

Arthur L. Buser, Jr. From July 21, 2008 to January 21, 2009, during which time Mr. Buser served as the Company’s President, his annual base salary was $425,000. Upon Mr. Buser’s appointment to CEO, effective January 22, 2009, his annual base salary was increased from $425,000 to $650,000, pursuant to the terms of his employment agreement.

Kenneth E. Cruse. Mr. Cruse’s initial base salary for 2008 was $285,000. The Compensation Committee increased Mr. Cruse’s annual base salary to $294,193 in February 2008, representing a cost-of-living and merit increase of 3.5%.

Steven R. Goldman. Mr. Goldman’s initial base salary for 2008 was $600,000. Mr. Goldman’s annual base salary was increased to $624,000 in February 2008, representing a 4% cost-of-living increase to which he was entitled under his employment agreement.

Christopher M. Lal. Mr. Lal’s initial base salary for 2008 was $190,000, which also represents Mr. Lal’s 2007 annual base salary since his hire date in April 2007. To reflect Mr. Lal’s promotions to General Counsel in November 2007 and to Senior Vice President and Secretary in February 2008, Mr. Lal’s annual base salary was increased from $190,000 to $265,000, which represents a 39% increase over Mr. Lal’s 2007 annual base salary. In determining to recommend to the Board of Directors that Mr. Lal be paid this amount, the Compensation Committee took into account, among other things, Mr. Lal’s promotion to the positions of General Counsel and Senior Vice President and the increased responsibilities attendant to these new positions. The Compensation Committee also noted that Mr. Lal’s 2007 base salary was significantly lower than the base salaries for similar positions at peer group companies.

Annual Cash Incentive Bonuses and Equity Incentive Awards

We use annual cash incentive bonus and equity incentive awards to further motivate executive officers by establishing a relationship between the bonuses and awards and the performance of the Company and the executive officer. All of our executive officers are eligible to participate in this program. We believe that tying our executive officers’ cash bonus and long-term equity compensation to the quantitative metrics discussed below provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels and for implementing long-term plans and strategies. The annual cash incentive bonus and annual equity incentive award program is based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each Named Executive Officer, and the level of achievement of those criteria determines the size of the annual bonuses and awards made to the Named Executive Officer in the next calendar year. This performance-based program encourages our officers to continually improve their capabilities to deliver short- and long-term business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention and align the executive officers’ interests with the long-term interests of our stockholders. Historically, we have used restricted stock awards that are granted based on achievement of pre-established performance goals and generally vest over a three-year period. Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance-based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the target annual cash incentive bonus and equity incentive award levels for each Named Executive Officer based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The amounts of the awards are set at levels designed to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and target annual equity incentive award for each executive officer are set at levels that represent a significant percentage of such officer’s overall compensation arrangements.

Criteria and Metrics for 2008 Incentive Compensation. In the first quarter of 2008, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards. The Compensation Committee determined that the amounts of the bonuses and awards to each Named Executive Officer would be based on the following three components, each weighted as described: (1) 25% based on return on investment, (2) 25% based on adjusted funds from operations, or adjusted FFO, per share (as described below), and (3) 50% based on subjective and objective measures of the officer’s individual performance. FFO is the net income (loss) computed in accordance with GAAP, excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustment for unconsolidated partnerships and joint ventures. The weighting established by the Compensation Committee reflects its subjective analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre-determined formula or methodology. The Compensation Committee may adjust criteria to account for material intra-year transactions and circumstances.

For each of these three components, the Compensation Committee established four achievement levels—“Threshold,” “Target,” “High” and “Superior,” and for each achievement level, a corresponding multiple. For any of the three components, the amount granted to the applicable Named Executive Officer was the product of (a) his base salary, (b) the weighting for that component as described above and (c) the multiple corresponding to his level of achievement.

Return on Investment. The primary objective of the return on investment component is to measure the financial performance of the Company’s gross investment in hotels, joint ventures and related businesses owned for the entire subject year. Any intra-year acquisitions or dispositions are excluded from the calculation. Return on investment is calculated as In Place EBITDA/In Place Assets, where:

*	In Place EBITDA is equal to the sum of all corporate earnings before interest, taxes, depreciation and amortization, or EBITDA, from hotels owned for the entire subject year, joint venture interests and other related businesses, and excludes corporate overhead and interest income, but includes any performance guaranty payments; and

*	In Place Assets is equal to the gross investment in hotel properties, joint ventures and other related businesses (in service and before depreciation) as of December 31 of the preceding year and owned for the entire subject year.

The Compensation Committee determined that for fiscal year 2008, the range for return on investment should be as described in the table below. The Compensation Committee set these levels such that the “Threshold” equals a minimally-expected ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets, the “Target” level equates to a typically expected ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets, the “High” level equates to an above-average ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets and the “Superior” level equates to a well-above average ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets.

Adjusted FFO Per Share. The primary objective of the adjusted FFO per share component is to measure management’s ability to budget appropriately and oversee the financial performance of the Company. We adjust FFO for non-recurring items including, but not limited to, write-off of deferred financing fees, prepayment penalties, gains and losses on early extinguishment of debt, write-off of loan premiums, goodwill and other impairments, adjustments relating to prior periods, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes. In 2008, we adjusted FFO for the write-off of goodwill in association with our annual impairment evaluation along with an impairment loss recognized on a vacant parcel of land in anticipation of its sale in January 2009.

The Compensation Committee determined that for fiscal year 2008, the range for adjusted FFO per share should be as described in the table below. The Compensation Committee set these levels such that the “Threshold” generally approximates the low end of the Company’s initial adjusted FFO per share guidance, the “Target” generally approximates the mid-point of the Company’s initial adjusted FFO per share guidance, the “High” generally approximates the high end of the Company’s initial adjusted FFO per share guidance and the “Superior” corresponds to a level in excess of the high end of the Company’s initial adjusted FFO per share guidance range.

Individual Goals. The primary objective of the individual goals is to drive individual performance and ensure accountability to individual performance throughout the calendar year. The qualitative individual goals for each Named Executive Officer were as follows:

*	Robert A. Alter. Mr. Alter’s individual goals for 2008 included, among other things, working with the Board of Directors to focus the strategic direction of the Company, performing the interim CEO function, assisting in the search for a permanent CEO, keeping the Board of Directors advised of material risks and opportunities and acting as an advisor to Mr. Buser as necessary.

*	Arthur L. Buser, Jr. As Mr. Buser joined the Company in July 2008, he did not have specific individual goals related to his potential bonus payment. During 2008, however, Mr. Buser was responsible for becoming familiar with the Company’s assets and operations and developing an understanding of the Company’s risks and potential opportunities.

*	Kenneth E. Cruse. Mr. Cruse’s individual goals for 2008 included, among other things, leadership of the Company’s finance, accounting, treasury, information technology, tax, risk management and human resources disciplines; development and implementation of the Company’s financial plan, including the Company’s capital markets and financing transactions; and oversight of the Company’s investor relations function.

*	Steven R. Goldman. Mr. Goldman resigned from the Company prior to the development of formal goals for 2008.

*	Christopher M. Lal. Mr. Lal’s individual goals for 2008 included, among other things, overseeing the legal work for capital markets and acquisition and disposition transactions, ensuring compliance with securities laws and regulations and the reporting requirements of the SEC and NYSE and overseeing corporate litigation.

In determining the Threshold, Target, High and Superior achievement levels, while the Compensation Committee considered information previously provided and recommendations made by Schonbraun, the Compensation Committee’s determination of these amounts reflected its subjective analysis of the amounts required to appropriately incentivize each Named Executive Officer to achieve the relevant corporate and individual goals.

The Compensation Committee set targets for the above individual goals such that, as determined by the Compensation Committee, the “Threshold” represents performance at a satisfactory level, the “Target” represents the achievement of a majority of individual annual goals, the “High” represents the achievement of all individual annual goals and the “Superior” represents the achievement of all annual goals and general performance at a level above expectation.

The following is a tabular presentation of the foregoing performance criteria and related achievement levels as determined by the Compensation Committee:

Performance Measures	Weight	Threshold	Target	High	Superior
Return on Investment	25.0%	9.5%	10.0%	10.5%	11.0%
Adjusted FFO Per Share	25.0%	$2.88	$2.98	$3.08	$3.18
Individual Performance	50.0%	(1)	(1)	(1)	(1)

(1)	Determined on an individual basis. See above for a description of the goals for each Named Executive Officer for fiscal year 2008.

2008 Awards. To determine the actual incentive awards for each Named Executive Officer above, in February 2009, the Compensation Committee reviewed and assessed the performance of the Company and each Named Executive Officer in comparison to the subjective and objective performance measures established in 2008. The Compensation Committee determined the extent to which each of the various objective and subjective performance measures were achieved and decided whether the incentive compensation for each performance measure should be funded at the Threshold, Target, High or Superior level.

The following tables detail the actual calculation of the cash incentive bonus and the equity incentive award with respect to the 2008 fiscal year for each Named Executive Officer who was employed by Sunstone at the end of 2008. The paragraphs following the tables describe the information contained in the tables below.

Cash Incentive Bonus

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)(2)		Cash Bonus ($)
Robert A. Alter				100%	125%	150%	200%
Return on Investment	Threshold	25%	x	100%				=	25.0%	x	355,769	=	88,942
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	355,769	=	—
Individual Performance	Target	50%	x		125%			=	62.5%	x	355,769	=	222,356

													311,298

Arthur L. Buser, Jr.				75%	100%	125%	150%
Return on Investment	Threshold	25%	x	75%				=	18.8%	x	171,635	=	32,182
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	171,635	=	—
Individual Performance	Target	50%	x		100%			=	50.0%	x	171,635	=	85,817

													117,999	(3)

Kenneth E. Cruse				50%	75%	125%	150%
Return on Investment	Threshold	25%	x	50%				=	12.5%	x	292,779	=	36,597
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	292,779	=	—
Individual Performance	Target	50%	x		75%			=	37.5%	x	292,779	=	109,792

													146,389

Christopher M. Lal				50%	75%	100%	125%
Return on Investment	Threshold	25%	x	50%				=	12.5%	x	253,462	=	31,683
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	253,462	=	—
Individual Performance	Target	50%	x		75%			=	37.5%	x	253,462	=	95,048

													126,731

(1)	The Threshold, Target, High and Superior percentages are percentages of actual base salary earnings.
(2)	Based on actual base salary earnings.
(3)	Mr. Buser elected to forgo his 2008 cash bonus and instead increase the non-executive employee bonus pool by the amount he would have received as a cash bonus.

Equity Incentive Award

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)(2)		Stock Bonus ($)(3)
Robert A. Alter				150%	200%	250%	300%
Return on Investment	Threshold	25%	x	150%				=	37.5%	x	355,769	=	133,413
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	355,769	=	—
Individual Performance	Target	50%	x		200%			=	100.0%	x	355,769	=	355,769

													489,182

Arthur L. Buser, Jr.(4)				—	—	—	—
Return on Investment	Threshold	25%	x					=	—	x	171,635	=	—
Adjusted FFO Per Share	N/A	25%	x					=	—	x	171,635	=	—
Individual Performance	Target	50%	x					=	—	x	171,635	=	—

Kenneth E. Cruse				100%	150%	200%	250%
Return on Investment	Threshold	25%	x	100%				=	25.0%	x	292,779	=	73,195
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	292,779	=	—
Individual Performance	Target	50%	x		150%			=	75.0%	x	292,779	=	219,584

													292,779

Christopher M. Lal				75%	100%	125%	150%
Return on Investment	Threshold	25%	x	75%				=	18.8%	x	253,462	=	47,524
Adjusted FFO Per Share	N/A	25%	x					=	0.0%	x	253,462	=	—
Individual Performance	Target	50%	x		100%			=	50.0%	x	253,462	=	126,731

													174,255

(1)	The Threshold, Target, High and Superior percentages are percentages of actual base salary earnings.
(2)	Based on actual base salary earnings.
(3)	To determine the number of shares granted, the dollar amount is divided by the average closing price of the Company’s stock over the 20 trading days ending three days prior to the grant date. Accordingly, based on a grant date of February 5, 2009 and the average closing price of the Company’s common stock over the 20 trading days ending three days prior to such date, Messrs. Alter, Cruse and Lal were granted 94,254, 56,412 and 33,576 shares, respectively.
(4)	Pursuant to Mr. Buser’s employment agreement, he was granted restricted shares valued at $2,900,000 upon his appointment to President on July 21, 2008 and $2,100,000 upon his appointment to CEO effective January 22, 2009. The number of shares granted to Mr. Buser was determined by dividing the dollar amount by the average closing price of the Company’s common stock over the 20 trading days ending three days prior to the grant date.

Return on Investment. For fiscal year 2008, the Company’s return on investment calculated as described above was 9.9%. This resulted in the funding of the return on investment component at the Threshold level for each of Messrs. Alter, Buser, Cruse and Lal.

Adjusted FFO Per Share. For fiscal year 2008, the Company’s adjusted FFO per share was $2.79. The Threshold level was not attained and, therefore, no amount was paid to any of Messrs. Alter, Buser, Cruse or Lal with respect to this metric.

Individual Performance. For each Named Executive Officer who was employed by Sunstone at the end of 2008, the Compensation Committee determined that such officer had met his individual goals at the Target level. This means that the Compensation Committee determined, after a subjective consideration of the individual goals for each such Named Executive Officer, that the Named Executive Officer achieved a majority of his individual goals. In making this assessment, the Compensation Committee also reviewed the individual goals in the context of the broader economic climate and the Company’s financial and stock performance during 2008. For example, with respect to Mr. Alter, at the time Mr. Alter’s performance was evaluated, the Compensation Committee took into account what it believed to be a smooth and successful transition of the CEO role to Mr. Buser and Mr. Alter’s continuing contributions to the strategic direction of the Company, including the successful negotiation and completion of the sale of the Century Plaza Hotel. With respect to Mr. Buser, the Compensation Committee noted, among other things, that Mr. Buser had become familiar with each of the Company’s hotel assets and displayed a strong understanding of the Company’s business. With respect to Mr. Cruse, the Compensation Committee noted, among other things, Mr. Cruse’s leadership and reorganization of the finance and accounting department, his Sarbanes-Oxley Act compliance initiatives, his successful renegotiation of the Company’s agreement with its external auditor, and his contribution to and leadership of various corporate transactions. With respect to Mr. Lal, the Compensation Committee noted, among other things, Mr. Lal’s contribution to and leadership with respect to various corporate transactions, including the sale of the Century Plaza Hotel, and his work to improve the Company’s corporate governance practices.

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each Named Executive Officer’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. The incentive compensation program for 2008 was entirely based on the executive’s performance in 2008, and therefore the Compensation Committee did not consider the amounts realizable from prior equity grants or cash bonus awards in determining the above incentive compensation awards. The equity incentive awards for 2008 were in the form of shares of restricted stock issued under the Company’s Long-Term Incentive Plan, or the LTIP, and were granted on February 5, 2009. One-third of the number of shares granted will vest on each of February 5, 2010, 2011 and 2012.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does require the recovery of incentive awards in certain circumstances. If the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and the CFO shall reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Other Compensation

401(k) Savings and Retirement Plan. The Company sponsors a 401(k) Savings and Retirement Plan pursuant to which the Company contributes 3% of fiscal year base earnings up to $230,000 for 2008 (with a maximum contribution of $6,900) to all eligible employees, including the executive officers. In addition, the Company, at the discretion of the Compensation Committee, makes an annual profit-sharing contribution to all eligible employees, including the executive officers as detailed in the footnotes to the Summary Compensation Table.

Benefit Plans. The executive officers of the Company participate in the same broad-based employee benefit plans as the Company’s other employees, including medical, dental, vision, life insurance and disability programs.

Compensation Plans and Agreements

Employment Agreements

We currently have employment agreements with Messrs. Alter and Buser. As described in detail below, we also had an employment agreement with Mr. Goldman that was terminated upon his departure from the Company.

Robert A. Alter

Since our initial public offering through March 18, 2007, our employment agreement, or the Agreement, with Mr. Alter provided that Mr. Alter would serve as our CEO. We entered into an amendment, or the Amendment, to the Agreement, effective March 19, 2007, in connection with the appointment of Mr. Goldman as the CEO and Mr. Alter’s transition to Executive Chairman. Subsequent to Mr. Goldman’s resignation from the position of CEO in March 2008, and in connection with the appointment of Mr. Buser to President in July 2008, we entered into a second amendment, or the Second Amendment, to the Agreement. In December 2008, we entered into a third amendment to the Agreement in order to modify the Agreement to comply with or be exempt from the requirements of Section 409A of the Code, relating to deferred compensation.

The Agreement provided for an initial term of three years and automatic extensions for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Alter not to renew the Agreement would not have triggered any severance payments. From January 1, 2007 through October 19, 2007, Mr. Alter received an annual base salary of $600,000 and an annual incentive bonus in a target amount of between 75% and 200% of his base salary. Mr. Alter was granted 210,526 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering, 20.0% vested on each of the third and fourth anniversaries of the closing of our initial public offering and 20.0% will vest on the fifth anniversary of the closing of our initial public offering so long as Mr. Alter remains employed by us. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of his incentive compensation, Mr. Alter was granted 54,822 shares of restricted stock in February 2006, 30,925 shares of restricted stock in February 2007, 73,575 shares of restricted stock in February 2008 and 94,254 shares of restricted stock in February 2009, each of which vests in three equal annual installments beginning with the first anniversary of its respective grant date. In addition, the Agreement provided that in the event of a Change in Circumstances (as defined in the Agreement to include the retention of a new CEO), Mr. Alter’s annual base salary would be reduced to $275,000.

The Amendment changed the above description of the Agreement in that (1) Mr. Alter’s annual base salary was reduced to $275,000 in accordance with his Agreement, effective as of October 20, 2007 and (2) Mr. Alter was no longer entitled to receive an annual bonus or participate in the Company’s LTIP after Sunstone’s 2007 fiscal year. The Amendment also provided that Mr. Alter’s existing equity awards would continue to vest during his term as Executive Chairman.

Effective March 21, 2008, in connection with Mr. Goldman’s resignation, the Company’s Board of Directors appointed Mr. Alter interim CEO until a permanent CEO could be retained. In consideration of his new role with the Company, on April 1, 2008, the Compensation Committee approved a grant of 200,000 non-qualified stock options to Mr. Alter under our LTIP. The options, which will expire on April 27, 2018, were granted on April 28, 2008 at an exercise price of $17.71 per share, and will vest fully on April 28, 2009.

The Second Amendment continued Mr. Alter’s appointment as the Company’s interim CEO until such time as the Company appointed a permanent CEO and provided that the appointment of a permanent CEO would not constitute “Good Reason” for Mr. Alter to terminate the Agreement. The Second Amendment provided that, effective July 21, 2008, Mr. Alter’s annual base salary would be increased from $275,000 to $475,000 until the appointment of a permanent CEO. In addition, for the fiscal year in which Mr. Alter served as the Company’s interim CEO, Mr. Alter was entitled to an annual cash incentive bonus with a Threshold level equal to

100% of his earned salary, a Target level equal to 125% of his earned salary, a High level equal to 150% of his earned salary and a Superior level equal to 200% of his earned salary, as well as annual equity awards with a Threshold level equal to 150% of his earned salary, a Target level equal to 200% of his earned salary, a High level equal to 250% of his earned salary and a Superior level equal to 300% of his earned salary.

Upon Mr. Buser’s appointment to CEO, effective on January 22, 2009, Mr. Alter ceased his service as our interim CEO. Mr. Alter continues to serve as our Executive Chairman. Pursuant to the terms of the Second Amendment, Mr. Alter’s annual base salary returned to $286,000 effective January 22, 2009, reflecting a cost-of-living increase of 4% to the original base salary of $275,000, and he is no longer entitled to receive an annual bonus or participate in the Company’s LTIP. Mr. Alter’s existing equity awards will continue to vest during his term as Executive Chairman.

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” below, Mr. Alter would be entitled to certain benefits and payments in the event of his termination of employment.

Mr. Alter has also entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Alter from soliciting our employees for one year following the date of termination of his employment.

Arthur L. Buser, Jr.

We have an employment agreement with Mr. Buser that provides that Mr. Buser first serve as President of the Company and as President of Sunstone Hotel Partnership, LLC, and, after a transition period, as CEO of the Company and as CEO of Sunstone Hotel Partnership, LLC. The agreement has an initial term of five years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. The agreement was amended in January 2009 to document Mr. Buser’s decision to forgo his potential 2008 annual incentive bonus and to change the vesting date for his second stock grant. The agreement and the amendment are further described below.

Mr. Buser’s employment with the Company commenced July 21, 2008. Our agreement with Mr. Buser provides that, prior to being appointed CEO, Mr. Buser was entitled to an annual cash performance bonus with a Threshold level equal to 75% of his annual base salary, a Target level equal to 100% of his annual base salary, a High level equal to 125% of his annual base salary and a Superior level equal to 150% of his annual base salary, with a guaranteed minimum of 75% of his annual base salary for 2008, pro-rated for the number of days in 2008 Mr. Buser is employed by the Company (and subject to meeting specified Company goals). The agreement provides that upon Mr. Buser’s appointment to CEO, these percentages increase to 75%, 150%, 175% and 200%, respectively, with no minimum guarantee.

Under the terms of the agreement, Mr. Buser also received a restricted stock grant valued at $2,900,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the 20 trading days ending three days prior to the date the Board of Directors approved the grant). Upon Mr. Buser’s appointment to CEO, he was awarded an additional restricted stock grant valued at $2,100,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the 20 trading days immediately preceding the date of appointment). Under the terms of the agreement, each restricted stock grant will vest in installments over five years in the amounts of 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries, respectively, of the effective date of his employment agreement, with respect to the first grant, and the date he was appointed CEO, with respect to the second grant (which vesting date was amended pursuant to the amendment). After his appointment to CEO, Mr. Buser is eligible to earn annual equity incentive awards with a Threshold level equal to 150% of his annual base salary, a Target level equal to 200% of his annual base salary, a High level equal to 250% of his annual base salary and a Superior level equal to 300% of his annual base salary.

Mr. Buser is eligible to participate in welfare benefit plans maintained by the Company for its senior executives. Mr. Buser is also eligible to participate in all incentive plans and savings/retirement plans generally available to senior executives of the Company. Mr. Buser also receives (1) a reimbursement in the amount of his reasonable, actual out-of-pocket, documented expenses associated with his relocation, (2) a reimbursement of up to $10,000 in attorneys’ fees for the negotiation of the employment agreement and (3) if the reimbursement described in (1) is taxable to Mr. Buser, a cash payment so that Mr. Buser will be in the same position as he would have been had no taxes been imposed. The aggregate amount of reimbursements described in (1) cannot exceed $100,000, exclusive of the gross-up described in (3), and the Company will only be required to make such payments to the extent incurred within 18 months following the effective date of the employment agreement. Mr. Buser was also entitled to reimbursement of COBRA premiums if he elected to remain under JLLH Americas’ welfare plans from July 21, 2008 through December 31, 2008, in an aggregate amount not to exceed $25,000.

After Mr. Buser was appointed CEO in January 2009, we entered into an amendment to Mr. Buser’s employment agreement, effective January 22, 2009, in which Mr. Buser forwent his potential 2008 bonus. The amendment also provides that the annual vesting date for the equity award granted to Mr. Buser in connection with his appointment to CEO will be February 5 (with the first annual vesting to occur on February 5, 2010).

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” below, Mr. Buser would be entitled to certain benefits and payments in the event of his termination of employment.

In conjunction with his employment agreement, Mr. Buser also entered into a non-disclosure agreement and a non-competition agreement with the Company that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Buser from soliciting our employees for one year following the date of termination of his employment.

Steven R. Goldman

We had an employment agreement with Mr. Goldman providing that Mr. Goldman would serve as our CEO and as the CEO of Sunstone Hotel Partnership, LLC. The agreement had an initial term of five years and would have been automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date.

The agreement provided for an annual base salary of $600,000. Mr. Goldman’s salary was to have been increased from time to time in the Compensation Committee’s sole discretion, except that Mr. Goldman was entitled to an annual increase equal to the greater of 4% and any annual cost-of-living increase granted generally to senior executives. Mr. Goldman was also entitled to an annual incentive bonus with a target amount of 150% of his salary and a guaranteed minimum of $450,000 for 2007. Mr. Goldman received a bonus of $1,125,000 for 2007, which was paid in the first quarter of 2008. Based on the agreement, Mr. Goldman received a restricted stock grant valued at $6,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the twenty consecutive trading days ending three business days prior to the date of grant). The restricted stock was to vest in equal annual installments over five years, with the first installment vesting on the first anniversary of the date of grant. Mr. Goldman was eligible to earn additional annual equity awards having a minimum value between $1,400,000 and $1,600,000, which were to be granted subject to meeting Company performance targets or, to the extent Company performance targets were not attained, individual performance targets. Mr. Goldman was eligible to participate in all employee benefit plans, incentive plans and savings/ retirement plans generally available to senior executives of the Company and to receive additional life insurance coverage consistent with the amount that was provided to Mr. Alter. Mr. Goldman was also to receive (i) a reimbursement in the amount of his reasonable, actual out-of-pocket, documented expenses associated with his relocation, (ii) a reimbursement in the amount of $5,000 per month for reasonable and actual out-of-pocket temporary living expenses for a period of six months, (iii) a reimbursement of up to $19,975 in certain attorney fees and (iv) if any of the preceding reimbursements were taxable to Mr. Goldman, a cash payment so that Mr. Goldman would have been in the same position as he would have been had no taxes been imposed. The aggregate amount of reimbursements described in (i), (ii) and (iv) above could not exceed $300,000. In addition, pursuant to his employment agreement, if a change in control of the Company had occurred and the Company had terminated Mr. Goldman without cause or Mr. Goldman had terminated his employment for “Good Reason” (in each case within two years after or within six months prior to the change in control), then he would have been entitled to receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) unpaid bonus owed for any completed fiscal year before the date of termination; (3) a severance payment equal to three times the sum of Mr. Goldman’s salary and the actual annual bonus earned in the prior year; (4) 24 months of continued health insurance coverage for Mr. Goldman and his dependents; and (5) all outstanding and then unvested equity awards would have become fully vested and exercisable. If Mr. Goldman was subject to the excise tax imposed by Section 4999 of the Code, the Company would have been required to make a gross-up payment to Mr. Goldman under the same circumstances as provided in Messrs. Alter’s and Buser’s employment agreements and Mr. Cruse’s change in control agreement.

Mr. Goldman’s employment with us terminated in March 2008. Because Mr. Goldman resigned his employment other than for “Good Reason,” he was not entitled to any severance payments under his employment agreement.

Other Plans

Long-Term Incentive Plan

We adopted our LTIP that became effective in October 2004 upon completion of our initial public offering. The purpose of the LTIP is to attract and retain our directors, executive officers and employees. The LTIP is administered by the Compensation Committee or the Board of Directors, which has broad powers to interpret and implement the plan, and the Board of Directors may from time to time suspend, discontinue, revise or amend the LTIP. The LTIP provides for grants of incentive stock options (within the meaning of Section 422 of the Code), non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares, to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the Compensation Committee. The terms of the LTIP and each award are intended to comply with or be exempt from Section 409A of the Code, which imposes specific restrictions on deferred compensation arrangements.

At the time of our initial public offering, we established the maximum number of shares of common stock issuable under the LTIP at 2,100,000. On May 1, 2007, our stockholders approved an amendment to the LTIP increasing the number of shares of common stock available for issuance under the LTIP to 3,850,000. As of March 13, 2009, there were 1,482,406 shares of common stock available under the LTIP for future grants to directors, officers and employees. In addition to these shares available for future grants, there were outstanding as of March 13, 2009, 1,721,354 shares of unvested restricted stock, unvested stock options and restricted stock units previously granted to directors, officers and employees between October 26, 2004 and March 13, 2009. Shares that may be issued under the LTIP may be authorized but unissued shares of our common stock or shares otherwise acquired for the purposes of the LTIP. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the LTIP. The Compensation Committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the LTIP for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the Compensation Committee determines affects our capitalization.

Robert A. Alter Retirement Benefit Agreement

The Company has a Retirement Benefit Agreement, or the Retirement Agreement, with Mr. Alter. Pursuant to the Retirement Agreement, Mr. Alter may defer a portion of his compensation. Mr. Alter may amend the amount of his compensation to be deferred from time to time; provided, however, that any such amendments must be made in compliance with Section 409A of the Code. The Company will match 50% of Mr. Alter’s deferrals for each year, up to a maximum of $1,500 for that year. Earnings on Mr. Alter’s deferrals and the Company’s matching contributions are an amount equal to the amount which would have been earned on such deferrals and matching contributions had they been paid as premiums on a life insurance policy insuring Mr. Alter’s life in accordance with the investment designations made by Mr. Alter. The balance in Mr. Alter’s deferred compensation account is payable over a period of ten years in ten annual installments beginning in 2011. Subject to certain limitations in the Retirement Agreement and the amendments thereto, a payment or payments may be made prior to Mr. Alter’s termination in the event of an unanticipated emergency that is caused by an event beyond Mr. Alter’s control and that would result in severe financial hardship to him if an early distribution was not made. The Company did not make a matching contribution for fiscal year 2008. Mr. Alter is currently vested in all of the Company’s matching contributions.

Robert A. Alter Trust Under Retirement Benefit Agreement

On July 31, 2008, the Company entered into the Trust Under Retirement Benefit Agreement, or the Trust Agreement, of which Mr. Alter is the beneficiary. The Trust Agreement constitutes an unfunded arrangement and does not affect the status of the Retirement Agreement as an unfunded plan maintained for the purpose of providing retirement benefits to Mr. Alter. The Company’s contributions to the trust provide the Company with a source of funds to assist it in satisfying its liabilities under the Retirement Agreement. Pursuant to the Trust Agreement, the Company assigned its rights under the collateral assignment of the policy pursuant to the Split-Dollar Agreement described below, such that the policy is held as trust principal. Within 60 days following the date of termination of Mr. Alter’s employment with the Company, the Company will provide the trustee with a payment schedule for amounts payable to Mr. Alter as they become due under the Retirement Agreement.

Robert A. Alter Split-Dollar Agreement

On November 15, 1997, and in connection with the Retirement Agreement, the Company and Mr. Alter entered into the Split-Dollar Agreement. Pursuant to the Split-Dollar Agreement, the Company pays the premiums for a $5,000,000 split-dollar life insurance policy, or the policy, as an additional employment benefit for Mr. Alter. Although Mr. Alter is the owner of the policy, the terms of the Split-Dollar Agreement directed the policy to be collaterally assigned to the Company in order to secure the payment of the amounts which the Company pays toward the policy premiums. Under the terms of the Split-Dollar Agreement, the Company is entitled to receive the greater of the cash surrender value of the policy or the premiums paid by the Company following the termination of Mr. Alter’s employment with the Company. Within 60 days following the date of the termination of the Split-Dollar Agreement during Mr. Alter’s lifetime, Mr. Alter may obtain a release of such obligation by paying the Company the greater of the total amount of the premiums paid by the Company or the then-current cash surrender value, which was $1,659,743 as of December 31, 2008.

Steven R. Goldman Life Insurance and Disability Policy

The Company paid the premiums for both a $5,000,000 life insurance and a long-term disability policy for Mr. Goldman through the date of his departure from the Company.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert A. Alter	2008	355,769	1,736,788	436,000	(3)	311,298	(254,385)	305,228	(4)	2,890,698
Executive Chairman Interim CEO	2007	550,692	1,342,460	—		998,000	257,885	270,397	(5)	3,419,434
	2006	568,615	1,019,108	—		533,077	296,888	280,729	(6)	2,698,417

Arthur L. Buser, Jr.	2008	171,635	234,753	—		—	—	67,688	(7)	474,076
President

Kenneth E. Cruse	2008	292,779	510,875	—		146,389	—	100,728	(8)	1,050,771
CFO	2007	262,669	324,475	—		345,000	—	70,577	(9)	1,002,721

Steven R. Goldman	2008	166,985	254,234	—		—	—	142,066	(10)	563,285
President & CEO	2007	450,000	1,007,252	—		1,125,000	—	428,678	(11)	3,010,930

Christopher M. Lal	2008	253,462	158,928	—		126,731	—	56,714	(12)	595,835
General Counsel

(1)	The amounts in this column represent compensation expense computed in accordance with FAS 123(R), recognized by the Company on its fiscal year 2008 financial statements related to grants of restricted stock units made to the Named Executive Officer in 2004 and 2005 and grants of restricted stock made to the Named Executive Officer in 2006, 2007 and 2008. For more information, please see footnote 13 to our audited financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 12, 2009.
(2)	This number represents the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the next year.
(3)	The amount represented in this column for the 2008 year represents the 2008 compensation expense with respect to the stock option grant in 2008. Only Mr. Alter has been granted stock options. The FAS 123(R) assumptions for valuing options granted under the LTIP on April 28, 2008 were: risk free rate of return of 3.29%, dividend yield of 7.90%, volatility of 26.90% and expected life of 5.5 years.
(4)	This number represents $117,895 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $141,704 paid in connection with his unvested restricted stock; $30,500 contributed to Mr. Alter’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2008 and paid in the first fiscal quarter of 2009; $7,520 in premiums for executive life and disability insurance; and $7,609 for reimbursement for the Company’s health insurance coverage premiums.
(5)	This number represents $161,686 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $82,317 paid in connection with his unvested restricted stock; $11,565 contributed to Mr. Alter’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $7,520 in premiums for executive life and disability insurance; and $7,309 for reimbursement for the Company’s health insurance coverage premiums.
(6)	This number represents $189,474 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $49,340 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Alter’s 401(k) account in through the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $7,520 in premiums for executive life and disability insurance; and $5,395 for reimbursement for the Company’s health insurance coverage premiums.
(7)	This number represents $66,908 in dividends paid to Mr. Buser in connection with his unvested restricted shares and $780 for reimbursement of relocation expenses.
(8)	This number represents $14,990 in dividends paid to Mr. Cruse in connection with his unvested restricted stock units and $55,238 paid in connection with his unvested restricted stock; and $30,500 contributed to Mr. Cruse’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2008 and paid in the first fiscal quarter of 2009.
(9)	This number represents $20,558 in dividends paid to Mr. Cruse in connection with his unvested restricted stock units and $20,519 paid in connection with his unvested restricted stock; and $29,500 contributed to Mr. Cruse’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008.
(10)	This number represents $76,142 in dividends paid to Mr. Goldman in connection with his unvested restricted shares; $5,010 contributed to Mr. Goldman’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2008 and paid in the first fiscal quarter of 2009; $2,048 for reimbursement for the Company’s health insurance coverage premiums; $26,400 for accrued vacation paid out to Mr. Goldman on his departure from the Company; and $32,466 for reimbursement of relocation expenses.

(11)	This number represents $208,847 in dividends paid to Mr. Goldman in connection with his unvested restricted shares; $29,500 contributed to Mr. Goldman’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $14,784 in premiums for executive life and disability insurance; $5,192 for reimbursement for the Company’s health insurance coverage premiums; and $170,355 for reimbursement of relocation expenses.
(12)	This number represents $26,214 in dividends paid to Mr. Lal in connection with his unvested restricted stock and $30,500 contributed to Mr. Lal’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2008 and paid in the first fiscal quarter of 2009.

Grants of Plan-Based Awards

The following table sets forth the information with respect to plan-based restricted stock awards granted under our LTIP in 2008 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value of Stock and Option Awards” is the grant date fair value of each grant, computed in accordance with FAS 123(R), which is greater than the amortization costs the Company recognized on its fiscal year 2008 financial statements with respect to such grant.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	High ($)	Superior ($)
Robert A. Alter	2/6/2008					73,575	—		—	1,207,366
	n/a	355,769	444,711	533,654	711,538
	4/28/2008						200,000	(4)	17.71	654,000

Arthur L. Buser, Jr.(5)	7/21/2008					191,167	—		—	2,347,531
	n/a	128,726	171,635	214,544	257,453

Kenneth E. Cruse	2/6/2008					35,095	—		—	575,909
	n/a	146,390	219,584	365,974	439,169

Steven R. Goldman(6)	2/6/2008					115,796	—		—	1,900,212
	n/a	—	—	—	—

Christopher M. Lal	2/6/2008					17,815	—		—	292,344
	n/a	126,731	190,097	253,462	316,828

(1)	Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the criteria related to a cash award has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses. The actual amount of these possible cash awards shown in this column were paid in February 2009 and relate to performance during fiscal year 2008. The actual amount of fiscal 2008 performance cash awards are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The Threshold, Target, High and Superior award opportunities shown under this heading are for 2008 performance and are a multiple of each Named Executive Officer’s actual base salary earnings in 2008. See “Compensation Discussion and Analysis—Elements of Executive Compensation (2008 Awards).”
(2)	Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual award of restricted stock. The grants of restricted stock in this table were made in 2008 and relate to the satisfaction of performance criteria related to fiscal year 2007. The restricted stock reflected in this column vested one third on February 6, 2009 and will vest in two additional one-third increments on each of February 6, 2010 and 2011. The Compensation Discussion and Analysis contains information regarding restricted stock awards granted in February 2009 for performance during fiscal year 2008.

(3)	The grant date fair value of the restricted stock grants, excluding those to Mr. Buser, equals the number of shares of restricted stock multiplied by the closing common stock price of $16.41 on the NYSE on the date of the grant (February 6, 2008). The grant date fair value of Mr. Buser’s restricted stock grant equals the number of shares of restricted stock multiplied by the closing common share price of $12.28 on the NYSE on the date of his first day of employment (July 21, 2008). The FAS 123(R) assumptions for valuing the options granted to Mr. Alter on April 28, 2008 were: risk free rate of return of 3.29%, dividend yield of 7.90%, volatility of 26.90% and expected life of 5.5 years.
(4)	This number represents the grant of 200,000 non-qualified stock options to Mr. Alter under our LTIP. The options, which will expire on April 27, 2018, were granted on April 28, 2008 at an exercise price of $17.71 per share, and will vest fully on April 28, 2009.
(5)	Although Mr. Buser earned an annual cash incentive bonus as previously discussed in the Compensation Discussion and Analysis, Mr. Buser elected to forgo all of his 2008 annual cash incentive bonus payable in the first fiscal quarter of 2009.
(6)	Mr. Goldman did not earn an annual cash incentive bonus in fiscal year 2008 due to his departure from the Company on March 21, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth information with respect to outstanding restricted stock awards held by the Named Executive Officers as of December 31, 2008. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the FAS 123(R) values or the compensation expense recognized by the Company on its financial statements for fiscal year 2008 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, or the amortization pursuant to the applicable accounting literature, is provided in the “Summary Compensation Table” and the table under “Grants of Plan-Based Awards” above.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Alter	—	—	—	—	154,571	(1)(2)	$956,794	(1)(2)
	—	200,000	17.71	4/27/2018	—		—

Arthur L. Buser, Jr.	—	—	—	—	191,167	(3)	$1,183,324	(3)

Kenneth E. Cruse	—	—	—	—	51,801	(1)(4)	$320,648	(1)(4)

Steven R. Goldman	—	—	—	—	—	(5)	$—	(5)

Christopher M. Lal	—	—	—	—	22,582	(6)	$139,783	(6)

(1)	Each of the unvested restricted stock units or shares will vest pursuant to the following schedule: unvested restricted stock units from the October 26, 2004 grant vested on October 26, 2008 and the remaining unvested restricted stock units will vest in one remaining equal installment on October 26, 2009; shares of restricted stock from the February 9, 2006 grant vested on February 9, 2008 and the remaining unvested restricted stock from the February 9, 2006 grant vested on February 9, 2009; shares of restricted stock from the February 7, 2007 grant vested on February 7, 2008 and February 7, 2009 and the remaining unvested restricted stock from the February 7, 2007 grant will vest on February 7, 2010; and shares of restricted stock from the February 6, 2008 grant vested on February 6, 2009 and the remaining unvested restricted stock from the February 6, 2008 grant will vest in two remaining equal installments on each of February 6, 2010 and 2011.
(2)	Represents the total of 42,106 unvested restricted stock units from the October 26, 2004 grant, 18,274 unvested restricted stock from the February 9, 2006 grant, 20,616 unvested restricted stock from the February 7, 2007 grant and 73,575 unvested restricted stock from the February 6, 2008 grant with the aggregate market value of the unvested units and shares based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.
(3)	Represents the total of 191,167 unvested restricted stock from the July 21, 2008 grant which will vest 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries of the grant with the aggregate market value of the unvested shares based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.
(4)	Represents the total of 5,353 unvested restricted stock units from the April 11, 2005 grant, 2,894 unvested restricted stock from the February 9, 2006 grant, 8,459 unvested restricted stock from the February 7, 2007 grant and 35,095 unvested restricted stock from the February 6, 2008 grant, with the aggregate market value of the unvested units and shares based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.

(5)	Due to Mr. Goldman’s departure from the Company on March 21, 2008, Mr. Goldman did not have any unvested restricted stock awards as of December 31, 2008.
(6)	Represents the total of 4,767 unvested restricted stock from the May 2, 2007 grant and 17,815 unvested restricted stock from the February 6, 2008 grant, with the aggregate market value of the unvested shares based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth information with respect to the vesting of restricted stock by the Named Executive Officers in 2008.

Name	Number of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)
Robert A. Alter	70,689	(1)	672,567	(1)
Arthur L. Buser, Jr.	—		—
Kenneth E. Cruse	12,480	(2)	144,447	(2)
Steven R. Goldman	43,510	(3)	738,800	(3)
Christopher M. Lal	2,384	(4)	40,480	(4)

(1)	Represents the total of (i) 10,309 shares received on the February 7, 2008 vesting date against which 3,685 shares were withheld to satisfy tax withholding obligations, (ii) 18,274 shares received on the February 9, 2008 vesting date against which 6,533 shares were withheld to satisfy tax withholding obligations and (iii) 42,106 shares received on the October 26, 2008 vesting date against which 15,052 shares were withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from the February 7, 2008, February 9, 2008 and October 26, 2008 vesting dates, multiplied by the closing common stock prices of $16.98, $16.35 (reflects the closing price on Friday, February 8, 2008, as the vesting date fell on a weekend) and $4.72 (reflects the closing price on Friday, October 24, 2008, as the vesting date fell on a weekend), respectively, on the NYSE.
(2)	Represents the total of (i) 4,231 shares received on the February 7, 2008 vesting date against which 1,513 shares were withheld to satisfy tax withholding obligations, (ii) 2,895 shares received on the February 9, 2008 vesting date against which 1,035 shares were withheld to satisfy tax withholding obligations, and (iii) 5,354 shares received on the October 26, 2008 vesting date against which 1,914 shares were withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from the February 7, 2008, February 9, 2008 and October 26, 2008 vesting dates, multiplied by the closing common stock prices of $16.98, $16.35 (reflects the closing price on Friday, February 8, 2008, as the vesting date fell on a weekend) and $4.72 (reflects the closing price on Friday, October 24, 2008, as the vesting date fell on a weekend), respectively, on the NYSE.
(3)	Represents the total of 43,510 shares received on the February 7, 2008 vesting date against which 12,814 shares were withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from the February 7, 2008 vesting date multiplied by the closing common stock price of $16.98 on the NYSE.
(4)	Represents the total of 2,384 shares received on the February 7, 2008 vesting date against which 852 shares were withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from the February 7, 2008 vesting date multiplied by the closing common stock price of $16.98 on the NYSE.

Pension Benefits

The Company does not provide tax-qualified or non-qualified pension benefits to any of its employees, including its Named Executive Officers.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to non-qualified deferred compensation for the Named Executive Officers in 2008:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Loss in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. Alter(1)	—	—	(254,385)	—	1,659,743
Arthur L. Buser, Jr.(2)	—	—	—	—	—
Kenneth E. Cruse(2)	—	—	—	—	—
Steven R. Goldman(2)	—	—	—	—	—
Christopher M. Lal(2)	—	—	—	—	—

(1)	Represents an initial balance as of January 1, 2008 of $1,914,128 and includes aggregate loss of $254,385 for an ending balance as of December 31, 2008 of $1,659,743.
(2)	Named Executive Officer does not have any non-qualified deferred compensation arrangements.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements and/or change in control agreements and equity-based awards with certain of our Named Executive Officers providing for payments and benefits to such officers upon the termination of their employment with the Company or upon a change in control of the Company.

Robert A. Alter. Mr. Alter’s employment agreement with us contains provisions for payments upon a termination of Mr. Alter’s employment or a change in control of Sunstone. In the event we terminate Mr. Alter without “Cause” or he terminates his employment for “Good Reason,” whether before or after a change in control (provided he is not then the interim CEO), Mr. Alter will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Alter’s salary plus a bonus severance amount (which will be equal to the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term), or the Severance Amount; (4) 18 months of continued health insurance coverage for Mr. Alter and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If within 12 months following a change in control, we terminated Mr. Alter’s employment while he was interim CEO, then he would have been entitled to the same amounts as specified above, except that the Severance Amount would have been calculated using a multiple of three rather than one. In the event that any payment or distribution to be made to Mr. Alter pursuant to the agreement would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will make a gross-up payment to Mr. Alter in an amount which covers the excise tax due plus the excise and income taxes payable on the gross-up payment. However, no such payment will be required if the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of the payment that constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Code), or the Parachute Value, does not exceed 110% of 2.99 times Mr. Alter’s “base amount” within the meaning of Section 280G(b)(3) of the Code, or the Safe Harbor Amount, and the amounts payable under the agreement will be reduced so that the Parachute Value of all payments, in the aggregate, equals the Safe Harbor Amount.

Arthur L. Buser, Jr. Mr. Buser’s employment agreement with us contains provisions for payments upon a termination of Mr. Buser’s employment or a change in control of Sunstone. If the Company terminates Mr. Buser without “Cause” or he terminates his employment for “Good Reason,” Mr. Buser will receive, in two lump sum payments, all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) unpaid bonus owed for any completed fiscal year before the date of termination; (3) a severance payment equal to two (prior to his appointment to CEO) or three (following his appointment to CEO) times the sum of Mr. Buser’s salary plus a bonus severance amount (which will be the lesser of the then mid-point target annual cash performance bonus and the actual bonus earned by Mr. Buser in the prior year; provided, however, that if the termination were to have occurred in calendar year 2008, the bonus would have been the 2008 annual bonus determined in accordance with the bonus calculation for 2008, and if the termination had occurred in calendar year 2009, the bonus will be the mid-point target annual bonus for 2009 (100% if termination occurs prior to his appointment as CEO or 150% if termination occurs following his appointment as CEO)); and (4) eighteen months of continued health insurance coverage for Mr. Buser and his dependents. If the Company terminates Mr. Buser without “Cause” or he terminates his employment for “Good Reason,” Mr. Buser’s outstanding and then unvested equity awards will continue to vest in accordance with their then applicable vesting schedules.

If a change in control of the Company occurs and the Company terminates Mr. Buser without “Cause” or Mr. Buser terminates his employment for “Good Reason” (in each case within 12 months after or within three months prior to the change in control), then all of Mr. Buser’s outstanding and then unvested equity awards will become fully vested and exercisable and he will be entitled to the same amounts as specified above in (1), (2) and (4), plus a severance amount equal to three times the sum of (i) Mr. Buser’s base salary in effect on the date of termination or immediately prior to the change in control, whichever is greater, and (ii) the actual annual cash performance bonus earned by Mr. Buser in the prior year. The Company would be required to make a gross-up payment to Mr. Buser if Mr. Buser is subject to the excise tax imposed by Section 4999 of the Code under the same circumstances as provided in Mr. Alter’s employment agreement.

Kenneth E. Cruse. On February 15, 2007, we entered into a change in control agreement with Mr. Cruse, our CFO. Following a change in control, if we terminate Mr. Cruse without “Cause” or Mr. Cruse terminates his employment for “Good Reason,” in each case, within 12 months after such change in control, then Mr. Cruse will be entitled to receive all of the following amounts in two lump sum payments: (1) salary and accrued vacation pay through the date of termination; (2) any annual bonus for any completed fiscal year elapsed prior to the date of such termination; and (3) an amount equal to two times the sum of Mr. Cruse’s base salary in effect on the date of such termination and a bonus severance amount (which bonus severance amount will be equal to the lesser of (i) Mr. Cruse’s target annual bonus for the year in which such termination of Mr. Cruse’s employment occurs, and (ii) the actual annual bonus Mr. Cruse earned in the calendar year prior to the year in which such termination of employment occurs). We will also continue to provide health insurance coverage for Mr. Cruse and his dependents for a period of 18 months following the date of termination of Mr. Cruse’s employment for one of the reasons described above. In addition, all of Mr. Cruse’s outstanding and then unvested equity awards will become fully vested and exercisable following the termination date. In certain circumstances, we would be required to make a gross-up payment to Mr. Cruse to cover excise taxes as well as income taxes on such gross-up payment. The Company would be required to make a gross-up payment to Mr. Cruse if Mr. Cruse is subject to the excise tax imposed by Section 4999 of the Code under the same circumstances as provided in Messrs. Alter’s and Buser’s employment agreements.

Christopher M. Lal. In April 2007, we entered into an employment letter agreement with Mr. Lal, our General Counsel. In the event of a change in control, if we terminate Mr. Lal without “Cause” or Mr. Lal terminates his employment for “Good Reason,” then, in addition to any other amounts he is entitled to receive, Mr. Lal will be entitled to receive an amount equal to the sum of nine months salary at the salary rate in effect at the time of the change in control and Mr. Lal’s prior year bonus. In addition, all of Mr. Lal’s remaining unvested restricted stock grants will vest immediately.

Accelerated Vesting Under LTIP

Outstanding equity awards under the LTIP will generally vest upon the occurrence of a change in control.

Payment Under Retirement Agreement

In the event of Mr. Alter’s termination of employment following a change in control, the entire balance in his deferred compensation account under the Retirement Agreement would be paid to him. The balance under the Retirement Agreement as of December 31, 2008 is set forth on the Non-Qualified Deferred Compensation table above.

The following table summarizes the amounts that we would have been required to pay to each Named Executive Officer who was employed by the Company on December 31, 2008, if such Named Executive Officer’s employment with the Company had been terminated as of December 31, 2008 in connection with the events listed below. Because Mr. Goldman voluntarily resigned from the Company effective as of March 21, 2008, he is not included in the following table.

Name	Target Annual Bonus	Severance Amount		Health Insurance Coverage		Unvested Stock Awards		Other		Total
Robert A. Alter
By Company for “Cause”	—	—		—		—		—		—
By Executive w/o “Good Reason”	—	—		—		—		—		—
By Executive with “Good Reason”	—	$1,068,750	(1)	$26,298	(2)	$589,375	(3)	—		$1,684,423
By Company without “Cause”	—	$1,068,750	(1)	$26,298	(2)	$589,375	(3)	—		$1,684,423
Death	—	$475,000	(4)	$26,298	(2)	$589,375	(3)	—		$1,090,673
Disability	—	$475,000	(4)	$26,298	(2)	$589,375	(3)	—		$1,090,673
By Executive for “Good Reason” or by Company w/o “Cause” following Change in Control	—	$3,206,250	(5)	$26,298	(2)	$589,375	(3)	—		$3,821,923
Arthur L. Buser, Jr.
By Company for “Cause”	—	—
By Executive w/o “Good Reason”	—	—
By Executive with “Good Reason”	—	$1,085,998	(6)	$19,872	(7)	$1,183,324	(8)	—		$2,289,194
By Company without “Cause”	—	$1,085,998	(6)	$19,872	(7)	$1,183,324	(8)	—		$2,289,194
Death	—	$425,000	(9)	$19,872	(7)	$118,332	(10)	—		$563,204
Disability	—	$425,000	(9)	$19,872	(7)	$118,332	(10)	—		$563,204
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control		$1,628,997	(11)	$19,872	(7)	$1,183,324	(8)	$2,123,822	(12)	$4,956,015
Kenneth E. Cruse
By Company for “Cause”	—	—		—		—		—		—
By Executive w/o “Good Reason”	—	—		—		—		—		—
By Executive with “Good Reason”	—	—		—		—		—		—
By Company without “Cause”	—	—		—		—		—		—
Death	—	—		—		—		—		—
Disability	—	—		—		—		—		—
By Executive for “Good Reason” or by Company w/o “Cause” following Change in Control		$1,029,676	(13)	$26,298	(2)	$320,648	(14)	—		$1,376,622
Christopher M. Lal
By Company for “Cause”	—	—		—		—		—		—
By Executive w/o “Good Reason”	—	—		—		—		—		—
By Executive with “Good Reason”	—	—		—		—		—		—
By Company without “Cause”	—	—		—		—		—		—
Death	—	—		—		—		—		—
Disability	—	—		—		—		—		—
By Executive for “Good Reason” or by Company without “Cause” following a Change in Control		$373,750	(15)	—		$139,783	(16)	—		$513,533

(1)	Pursuant to the terms of Mr. Alter’s employment agreement, the severance amount is equal to a lump sum payment equal to one times the sum of (i) the base salary in effect at the time of the termination and (ii) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Alter earned in the prior calendar year. The severance figure reflects the sum of the base salary in effect of $475,000 and Mr. Alter’s target annual bonus for 2008 equal to 125% of the base salary or $593,750.
(2)	Pursuant to the terms of the Named Executive Officer’s employment agreement or change in control agreement, the Company shall provide group health coverage for a period of 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium of $1,461.
(3)	Pursuant to Mr. Alter’s employment agreement, all outstanding restricted stock units and restricted stock awards granted to Mr. Alter shall be modified to reflect an additional 12 months of vesting on the date of termination. The unvested stock award figure reflects the sum of 42,106 restricted stock units and 53,108 restricted shares based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.

(4)	Pursuant to the terms of Mr. Alter’s employment agreement, the benefit upon death or disability is equal to a lump sum payment equal to one times the then base salary in effect at the time of the death or disability. The severance figure reflects the base salary of $475,000 in effect as of December 31, 2008.
(5)	Pursuant to Mr. Alter’s employment agreement and while he is interim CEO, the Company shall pay three times the sum of the base salary in effect of $475,000 and Mr. Alter’s target annual bonus for 2008 of $593,750.
(6)	Pursuant to the terms of Mr. Buser’s employment agreement, the severance payment is equal to two (prior to his appointment to CEO) times the sum of Mr. Buser’s salary plus a bonus severance amount (which will be the lesser of the then mid-point target annual cash performance bonus and the actual bonus earned by Mr. Buser in the prior year; provided, however, that if the termination were to have occurred in calendar year 2008, the bonus would have been the 2008 annual bonus determined in accordance with the bonus calculation for 2008). The severance figure reflects two times the sum of the base salary of $425,000 and the 2008 annual bonus of $117,999.
(7)	Pursuant to the terms of Mr. Buser’s employment agreement, the Company shall provide group health coverage for a period of 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium of $1,104.
(8)	Pursuant to the terms of Mr. Buser’s employment agreement, all outstanding and then unvested restricted equity awards will continue to vest in accordance with their then applicable vesting schedules. The unvested stock figure reflects 191,167 shares of restricted stock based on the closing common stock price of $6.19 on the NYSE on December 31, 2008. The restricted stock will vest in five installments over five years in the amounts of 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries, respectively, of the effective date of Mr. Buser’s employment agreement.
(9)	Pursuant to Mr. Buser’s employment agreement, the Company shall pay 100% of Mr. Buser’s annual base salary.
(10)	Pursuant to Mr. Buser’s employment agreement, an additional 12 months of unvested restricted equity awards shall continue to vest in accordance with their then applicable vesting schedules. The unvested stock figure reflects vesting of 10% of the 191,167 shares of unvested restricted stock based on the closing stock price of $6.19 on the NYSE on December 31, 2008.
(11)	Pursuant to Mr. Buser’s employment agreement, the Company shall pay the sum of three times the base salary in effect of $425,000 and the 2008 annual bonus of $117,999.
(12)	This amount represents the amount of the excise tax and related gross up for excise taxes levied under Section 4999 of the Code on payments and benefits following a change in control. Pursuant to the terms of Mr. Buser’s employment agreement, if the value of payments to Mr. Buser does not exceed 110% of the safe harbor amount under the Code, then no tax gross-up payment will be made and Mr. Buser’s payments will be reduced to equal the safe harbor amount.
(13)	Pursuant to the terms of Mr. Cruse’s Change in Control Agreement, the severance amount is equal to a lump sum payment equal to two times the sum of (i) the base salary in effect at the time of the termination and (ii) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Cruse earned in the prior calendar year. The severance figure reflects two times the sum of the base salary of $294,193 and the annual target bonus for 2008 equal to 75% of the base salary or $220,645.
(14)	Pursuant to Mr. Cruse’s Change in Control Agreement, all outstanding restricted stock units and restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects the sum of 5,353 restricted stock units and 46,448 shares of restricted stock based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.
(15)	Pursuant to the terms of Mr. Lal’s employment letter agreement, the severance amount is equal to the sum of nine months salary at the salary rate in effect at the time of the change in control and Mr. Lal’s prior year bonus. The severance figure reflects the base salary rate of $265,000 plus the annual bonus for 2007 paid in the first quarter of 2008 of $175,000.
(16)	Pursuant to Mr. Lal’s employment letter agreement, all outstanding restricted stock awards shall immediately vest and become exercisable. The unvested stock award figure reflects 22,582 shares of restricted stock based on the closing common stock price of $6.19 on the NYSE on December 31, 2008.

Compensation Committee Report to Stockholders

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement, or the CD&A, with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Compensation Committee

Lewis N. Wolff, Chair

Keith P. Russell

March 18, 2009

Certain Relationships and Related Transactions

Other Properties

Some of the Company’s executive officers own interests in other hotels that are not included in the Company’s historical financial information. For example, Mr. Alter owns a minority interest in the entity that owns the Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by unaffiliated third parties. Mr. Alter also indirectly owns the Embassy Suites Hotel—Los Angeles Airport North.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $1,521,000 in 2008, $725,000 in 2007 and $253,000 in 2006 for equipment provided in the ordinary course of business on arm’s-length terms.

Security Ownership by Directors, Executive Officers and

Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock and Series C preferred stock as of March 13, 2009 with respect to (a) each director and director nominee, (b) each executive officer named in the Summary Compensation Table later in this proxy, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock and Series C preferred stock. Unless otherwise indicated, all shares of common stock and Series C preferred stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 54,501,130 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding as of March 13, 2009.

Unless otherwise indicated, the address of each person is 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212.

Name of Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Series C Preferred Stock	Percentage of Common Stock(1)		Percentage of Series C Preferred Stock
Robert A. Alter(2)	941,370	0	1.7%		0
Arthur L. Buser, Jr.(3)	666,799	0	1.2%		0
Kenneth E. Cruse(4)	180,972	0	*		0
Steven R. Goldman	66,150	0	*		0
Christopher M. Lal(5)	57,866	0	*		0
Lewis N. Wolff(6)	47,637	0	*		0
Keith P. Russell(6)	14,186	0	*		0
Thomas A. Lewis(6)	9,488	0	*		0
Keith M. Locker(6)	9,190	0	*		0
Z. Jamie Behar(7)	0	0	0		0
All executive officers and directors as a group (10 persons)(2)(3)(4)(5)(6)(7)	1,993,658	0	3.6%		0
Security Capital Research & Management Incorporated and Security Pacific Capital Preferred Growth Incorporated(8)	5,055,385	4,102,564	8.6	%(9)	100%
Barclays Global Investors, NA., et al.(10)	4,139,609	0	7.6%		0
The Vanguard Group, Inc.(11)	4,007,915	0	7.4%		0
AXA Financial, Inc., et al.(12)	5,891,114	0	10.8%		0
Prudential Financial, Inc.(13)	6,307,001	0	11.6%		0
Jennison Associates, LLC(14)	3,738,792	0	6.9%		0
FMR, LLC(15)	7,746,192	0	14.2%		0
MSD Capital, L.P., et al. (16)	5,430,686	0	10.0%		0

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC or less than 1% of our Series C preferred stock, as applicable.
(1)	Based on total outstanding shares of 54,501,130 and includes shares subject to options and/or unvested restricted stock units as follows: Mr. Alter, 242,106; Mr. Cruse, 5,353; and all executive officers and directors as a group, 247,459.
(2)	Represents total of (i) 42,106 unvested restricted stock units; (ii) 153,611 shares of unvested restricted stock (included within the unvested restricted stock are 94,254 shares which were granted on February 5, 2009 and will vest in three equal annual installments following the grant date); (iii) 545,653 shares of common stock which were acquired either through previous annual vesting or open-market purchases; and (iv) 200,000 options that vest on April 28, 2009. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(3)

Represents total of (i) 557,021 shares of unvested restricted stock (included within the unvested restricted shares are 365,854 shares that were granted on January 22, 2009 and will vest in five installments over five years in the amounts of 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries, respectively, of February 5,

2009, and (ii) 109,778 shares of common stock which were acquired through open-market purchases. All of the restricted shares in (i) above are subject to mandatory share withholding for tax obligations.

(4)	Represents total of (i) 5,353 unvested restricted stock units; (ii) 84,037 shares of unvested restricted stock (included within the unvested restricted shares are 56,412 shares which were granted on February 5, 2009 and will vest in three equal annual installments following the grant date); and (iii) 91,582 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(5)	Represents total of (i) 47,835 shares of unvested restricted stock (included within the unvested restricted shares are 33,576 shares which were granted on February 5, 2009 and will vest in three equal annual installments following the grant date) and (ii) 10,031 shares of common stock which were acquired through previous annual vesting. All of the restricted units and shares in (i) above are subject to mandatory share withholding for tax obligations.
(6)	Includes 3,317 shares of restricted stock which will vest on the date of the Company’s 2009 annual meeting.
(7)	Pursuant to an arrangement with Ms. Behar’s employer, all director fees are paid in cash to her employer.
(8)	Security Capital Preferred Growth Incorporated (SC-PG) beneficially owns 4,497,953 shares of common stock that SC-PG has the right to acquire upon its conversion of its 4,102,564 shares of Series C preferred stock. SC-PG has delegated voting and dispositive power with respect to all 4,497,953 shares to Security Capital Research & Management Incorporated, an investment advisor registered under the Investment Advisers Act of 1940. The address for each of these entities is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 11, 2009 by SC-PG.
(9)	Shares of common stock that may be acquired upon conversion of the Series C preferred stock are deemed to be outstanding and beneficially owned by Security Pacific Capital Growth Incorporated for the purpose of computing its percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(10)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 5, 2009 by Barclays Global Investors, NA. and certain affiliates, the address for (i) Barclays Global Investors, NA. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105, (ii) Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, (iii) Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan, (iv) Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S, (v) Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220, and (vi) Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany, collectively, “Barclays.” In the Barclays Schedule 13G/A, (a) Barclays Global Investors, NA. reported sole voting power of 2,003,300 shares and sole dispositive power of 2,372,953 shares, (b) Barclays Global Fund Advisors reported sole voting power of 1,724,416 shares and sole dispositive power of 1,724,416 shares, (c) Barclays Global Investors, LTD reported sole voting power of 23,493 shares and sole dispositive power of 23,493 shares, (d) Barclays Global Investors Japan Limited reported sole voting power of 18,747 shares and sole dispositive power of 18,747 shares, and (e) Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG each reported beneficial ownership of “-” shares.

(11)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 13, 2009 by The Vanguard Group, Inc., or “Vanguard,” the address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power of 64,384 shares and sole dispositive power of 4,007,915 shares.
(12)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 13, 2009 by AXA Financial, Inc. and certain affiliates, the address for (i) AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104, (ii) AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle is 26, rue Drouot, 75009 Paris, France, and (iii) AXA is 25, avenue Matigon, 75008 Paris, France, collectively, “AXA.” In the AXA Schedule 13G/A, each of the reporting persons, with the exception of AXA Financial, Inc., reported sole voting power of 5,380,079 shares and sole dispositive power of 5,891,114 shares. AXA Financial, Inc. reported sole voting power of 4,882,548 shares and sole dispositive power of 5,112,498 shares.
(13)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 6, 2009 by Prudential Financial, Inc., or “Prudential,” the address for Prudential is 751 Broad Street, Newark, New Jersey 07102. In the Prudential Schedule 13G/A, Prudential reported sole voting power of 1,419,600 shares, shared voting power of 4,800,301 shares, sole dispositive power of 1,419,600 shares and shared dispositive power of 4,887,401 shares.

(14)	Derived solely from information contained in the Schedule 13G filed with the SEC on February 17, 2009 by Jennison Associates, LLC, or “Jennison,” the address for Jennison is 466 Lexington Avenue, New York, New York 10017. In the Jennison Schedule 13G, Jennison reported sole voting power of 3,669,792 shares and shared dispositive power of 3,738,792 shares.
(15)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on March 10, 2009 by FMR, LLC, or “FMR,” the address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109. In the FMR Schedule 13G/A, FMR reported sole voting power of 1,734,083 shares and sole dispositive power of 7,746,192 shares.

(16)

Derived solely from information contained in the Schedule 13G filed with the SEC on February 27, 2009 by MSD Capital, L.P. and certain affiliates, the address for each of MSD Capital, L.P., MSD SBI, L.P. and MSD RE Investments, L.P.—Public (collectively, “MSD”) is 645 Fifth Avenue, 21st Floor, New York, New York 10022. In the MSD Schedule 13G, (a) MSD Capital, L.P. reported shared voting power of 2,715,343 shares and shared dispositive power of 2,715,343 shares, (b) MSD SBI, L.P. reported shared voting power of 1,656,907 shares and shared dispositive power of 1,656,907 shares, and (c) MSD RE Investments, L.P.—Public reported shared voting power of 1,058,436 shares and shared dispositive power of 1,058,436 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock or Series C preferred stock to file reports of holdings and transactions in shares of a common stock with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2008 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2008.

Stockholder Proposals for the 2010 Annual Meeting

Stockholder proposals intended to be presented at the 2010 annual meeting of stockholders must be received by the Secretary of Sunstone no later than November 24, 2009, to be considered for inclusion in our proxy statement and proxy card relating to the 2010 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2010 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 25, 2009 and no later than 5:00 p.m. Pacific Time on November 24, 2009 and must comply with the other provisions and requirements of Article II, Section 2.11 of our current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

Other Matters to Come Before the 2009 Annual Meeting

The Board knows of no other matters to be presented for stockholder action at the 2009 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $20,000.

By Order of the Board of Directors

Christopher M. Lal

Senior Vice President, General Counsel and

Secretary

San Clemente, California

March 24, 2009

PROXY

SUNSTONE HOTEL INVESTORS, INC.

903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212 This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 6, 2009

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Arthur L. Buser, Jr. and Kenneth E. Cruse, or either of them (the “Proxy Holders”), with full power of substitution in each, as proxies for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at the Hilton Times Square Hotel, 234 West 42nd Street, New York, New York, at 1:00 p.m. (E.D.T.) on Wednesday, May 6, 2009, and any adjournment or postponement thereof (the “Annual Meeting”), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF THE COMPANY OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT AND “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 6, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at www.sunstonehotels.com/proxy.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000001000 4 050609

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of the following seven directors to serve for the following year and until their successors are elected:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

Robert A. Alter

Arthur L. Buser, Jr.

Lewis N. Wolff

Z. Jamie Behar

Thomas A. Lewis

Keith M. Locker

Keith P. Russell

2. Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT AND “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 24, 2009.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.